QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2003

Tom Brown, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	001-31308 (Commission File Number)	95-1949781 (I.R.S. Employer Identification No.)
555 SEVENTEENTH STREET, SUITE 1850, DENVER, COLORADO 80202 (Address of Principal Executive Offices) (Zip Code)
(303) 260-5000 (Registrant's Telephone Number, Including Area Code)
NOT APPLICABLE (Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

        The Company issued the following press release:

TOM BROWN, INC.
REPORTS FOURTH QUARTER AND FULL YEAR 2002 EARNINGS AND
OPERATING RESULTS; PROVIDES 2003 GUIDANCE

        DENVER, February 20, 2003—Tom Brown, Inc. (NYSE: TBI) today reported results from operations for the fourth quarter and year ended December 31, 2002. For the three months ended December 31, 2002, the Company reported net income of $7.4 million or $0.18 per share (all per share amounts are on a diluted basis) compared to $0.03 million or break-even per share for the fourth quarter of 2001. The increase in this quarter's earnings compared to last year's fourth quarter is due primarily to higher commodity prices. Before the cumulative effect of the changes in accounting principles, the Company reported income for 2002 of $9.9 million or $0.25 per share as compared to income of $67.5 million or $1.68 per share for 2001. The Company reported a net loss for 2002 of $8.2 million or $0.20 per share compared to net income of $69.5 million or $1.73 per share for 2001. The decline in 2002 earnings was primarily due to lower commodity prices and the effect of the changes in accounting principles.

        Discretionary cash flow for the fourth quarter of 2002 totaled $43.1 million (see reconciliation to net cash provided by operating activities below) an increase of 33% from the $32.5 million in the corresponding period of 2001. For the full year 2002, discretionary cash flow from operations totaled $129.4 million, as compared to $218.6 million in 2001.

        Tom Brown, Inc.'s Chairman, CEO and President, Jim Lightner, commented that, "Tom Brown had another year of strong performance in 2002, even though the gas price environment was extremely challenging. We surpassed our production target growing volumes 12%, lowered lease operating costs 10% on a per unit basis, and replaced 137% of our production at a finding and development cost of $1.32/Mcfe. However, the Colorado Interstate Gas (CIG) price averaged less than $2/Mmbtu in 2002, which led us to curtail production and decrease capital spending over the second half of the year. Current Rockies prices are much higher and, as winter seasonal access allows, we are returning to our active drilling programs. Tom Brown's consistent commitment to exploration in each of our core areas is beginning to pay dividends and our diverse exploration portfolio provides exciting new discovery potential in 2003. In addition our strong balance sheet provides us with the ability to capture strategic acquisition opportunities throughout the upcoming year."

        The following table summarizes the Company's production and commodity price realizations for the 2002 and 2001 periods ended December 31:

	Three Months Ended			Year Ended
Production
	12/31/02	12/31/01	Change	12/31/02	12/31/01	Change
Natural gas (Bcf)	17.6	17.7	-1%	72.2	63.8	13%
Oil (MBbls)	200	224	-11%	843	880	-4%
NGLs (MBbls)	301	271	11%	1,382	1,217	14%
Equivalent (Bcfe)	20.7	20.7	—%	85.5	76.4	12%
Realized Prices
Natural gas ($/Mcf)(1)	$2.73	$2.16	26%	$2.19	$3.71	-41%
Oil ($Bbl)	25.22	17.28	46%	23.41	23.09	1%
NGLs ($/Bbl)	17.86	8.37	113%	12.05	14.07	-14%

(1)
Includes the effect of hedging

        Fourth quarter 2002 production averaged 224.5 million cubic feet equivalent per day (Mmcfepd), unchanged from the same quarter in 2001. The Company's 2002 production was impacted by decreased development spending in the second half of the year as a result of low gas prices in the Rocky Mountain region. Production decreased sequentially from the third to the fourth quarter of 2002 by 5.3 Mmcfepd. This decrease in production resulted from the Company's curtailment of natural gas production in the Rockies in the early part of the fourth quarter and also from decreased development drilling activity. For the full year of 2002, the Company's production volumes averaged 234.3 Mmcfepd, a 12% increase over 2001

        Natural gas, oil and natural gas liquids sales for the three months ended December 31, 2002 totaled $58.6 million, an increase of $14.3 million, or 32% higher than the prior year's comparable period. The increase in sales is a result of higher commodity prices in the fourth quarter of 2002 relative to a year ago. For the full year 2002 natural gas, oil and natural gas liquids sales totaled $194.3 million, a decrease of $79.8 million, or 29% from 2001. The decrease in sales is a result of a 41% decrease in realized natural gas price which was partially offset by higher production.

        Lease operating expense (LOE) for both the fourth quarter of 2002 and 2001 averaged $0.38 per Mcfe. Production taxes in the fourth quarter of 2002 averaged $0.23 per Mcfe, $0.09 per Mcfe greater than the fourth quarter of 2001 due to higher commodity prices. Combined cash costs (LOE, production taxes, general and administrative, and interest expense and other) totaled $1.06 per Mcfe in the fourth quarter of 2002, $0.23 per Mcfe higher than the prior year's comparable period. Net cash margin (gas, oil and natural gas liquids sales less combined cash costs) totaled $1.78 per Mcfe in the most recently completed quarter and was $0.47 higher than the comparable period of 2001 due to higher commodity prices.

        Marketing and trading margin for the fourth quarter of 2002 was $1.9 million as compared to a loss of $0.2 million in the prior year's fourth quarter. Gathering and processing margin was $3.7 million for the fourth quarter of this year as compared to $3.5 million for the previous year's fourth quarter. The Company's marketing, trading, gathering and processing margins totaled $5.6 million for the fourth quarter of 2002 and $3.3 million for the corresponding period of the previous year.

        Total exploration and development capital spending for 2002 was $155 million. The 2002 spending by category was as follows:

2002 Exploration and Development Capital Expenditures	(in millions)
Land	$11
Exploratory G&G, seismic and drilling	33
Proved property acquisitions	16
Development drilling and facilities	95

$155

2002 Exploration and Development Program

        For the twelve months ended December 31, 2002, the Company drilled or participated in a total of 81 wells in the U.S. and 13 in Canada. Of the 81 wells drilled in the U.S., at year end 66 wells had been completed, five wells were in the process of being completed and ten were dry holes. At year end, seven wells were drilling in the U.S. Of the 13 wells drilled in Canada, at year end nine wells had been completed, three were in the process of being completed and one was abandoned.

Wind River Basin

        For the twelve months ended December 31, 2002, the Company drilled and completed 16 wells in the Wind River basin, and at year end one well was in the process of drilling. The majority of the drilling activity was in the Pavillion field where 12 successful wells were drilled. The remainder of the drilling was in the Muddy Ridge field where Tom Brown drilled four wells. The Company produced an average of 59.8 Mmcfepd net in 2002 from the Wind River Basin, an increase of 21% over the prior year.

Piceance Basin

        The Company drilled 26 wells in the Piceance Basin during 2002. At year end, 23 of these wells had been completed, two were in the process of being completed and one well was abandoned. The majority of the drilling occurred in the Company's White River Dome field (TBI 100% working interest) where 14 of the wells were drilled. The Company produced an average of 32.9 Mmcfepd net in 2002 from the Piceance Basin, an increase of 38% over 2001.

Paradox Basin

        In 2002, the Company drilled five wells with an 80% success rate in the Paradox Basin at the Company's Andy's Mesa field. The Company produced an average of 44.7 Mmcfepd net in 2002 from the Paradox Basin, an increase of 13% over 2001.

Southern Region (Texas and Louisiana)

        In 2002, the Company drilled or participated in 27 wells in Texas and was drilling five wells at year end. In the Southern Region, the Company produced an average of 49.2 Mmcfepd net in 2002, an increase of 10% over the prior year.

        In the Mimms Creek field (TBI 55% working interest) in the East Texas basin, the Company participated in 11 wells in 2002 and one well was drilling at year end. At year end, nine of the wells had been completed in the Bossier sand and two wells were completed in the Cotton Valley formation. The wells completed in 2002 have had an average initial gross production rate of 3.3 Mmcfepd. As a result of its successful 2002 drilling program, the Company's average net daily 2002 production from the Mimms Creek field grew to 10.2 Mmcfepd, an increase of 67% over 2001.

        In the Deep Valley project area in the Permian Basin, the Company completed the Beefmaster #1H (TBI 50% working interest) in the toe portion (the furthest part) of the lateral in the Devonian section with encouraging results. The Company plans to do three more fracs on the Beefmaster lateral. Approximately six miles southeast of the Beefmaster, the Trees Estate #4H well (TBI 50% working interest) began producing in June of 2002 at 10 Mmcfepd and is still producing over 2.5 Mmcfepd, which based upon the Company's reserve modeling would imply an 8-12 Bcfe well. The Company has completed the heel portion of the lateral in the Moore-Gilmore #1H (TBI 100% working interest), without encountering water but at uneconomic gas rates in the Devonian section. Additionally, the Company is conducting vertical completions in the Devonian formation at the Colt #1 (TBI 100% working interest) and the G. Lyda #1 (TBI 50% working interest).

Canada

        In 2002, the Company drilled 13 wells in Canada, primarily in the Carrot Creek and Edson fields. In Canada, the Company produced an average of 24.3 Mmcfepd net in 2002, an increase of 5% over 2001.

Outlook for 2003

        The following statements provide a summary of certain estimates based on current expectations for the first quarter and full year of 2003. Tom Brown's exploration and development capital expenditures (excluding acquisitions) for 2002 totaled $139 million. For 2003, the Company has established an initial exploration and development capital expenditures budget in the range of $155-$185 million (excluding acquisitions), which includes approximately 70%-75% for development activities and the remainder for land acquisitions and exploration. The development capital spending is weighted toward the second the half of 2003.

        Based upon this anticipated range of capital spending, Tom Brown expects 2003 production to total approximately 83-87 Bcfe. The mid-point estimate of the range for the first quarter 2003 production is approximately 19.1 Bcfe, which is down from the 20.7 Bcfe actual volumes in the fourth quarter of 2002. The production decrease is a result of the reduced drilling activity in the second half of 2002 and limited first quarter 2003 drilling due to winter seasonal restrictions in the Rockies. Average daily production volumes are expected to grow over 10% from the first half of 2003 to the second half of the year as our more active drilling program takes effect. The following table summarizes the mid-point values of the estimated production level for the first quarter of 2003.

	First Quarter 2003
	U.S.	Canada	Total
Natural gas (Mcfpd)	170,000	16,000	186,000
Natural gas liquids (Bonglpd)	2,000	500	2,500
Oil (Bopd)	1,250	525	1,775

Total equivalent (Mcfepd)	189,500	22,150	211,650
Total production (Mmcfe)	17,100	2,000	19,100

        Tom Brown has natural gas hedges in the form of costless collars and swaps in place at various pipeline delivery points. The Company also has fixed price physical sales contracts. Over two-thirds of the hedges cover U.S. Rocky Mountains production. The costless collars, swaps and fixed price physical sales are summarized below:

	Natural Gas Collars		Natural Gas Swaps and Physical Sales
Period	Volume in Mmbtu/d	Weighted Average Floor/Ceiling	Volume in Mmbtu/d	Weighted Average Swap Price
First quarter 2003	37,500	$3.82/$5.01	85,000	$3.05
Second quarter 2003	40,000	$3.37/$4.65	60,000	$3.03
Third quarter 2003	40,000	$3.37/$4.65	58,000	$3.04
Fourth quarter 2003	23,500	$3.27/$4.61	19,000	$3.05
Full-year avg. 2003	35,000	$3.47/$4.74	55,500	$3.04

        The Company's marketing and trading group earns a margin from the purchase and resale of natural gas. In addition, the Company owns and operates certain mid-stream gathering and processing assets. The Company expects the marketing, gathering and processing margin to average $3.0-$3.5 million per quarter in 2003.

        Preliminary estimates for exploration expense are $9-$11 million for the first quarter of 2003 and $33-$35 million for the entire year, including estimated dry hole expense. Actual dry hole expense could differ based on timing and results of wells. Other operating expenses for 2003 are expected to average in the ranges summarized below:

OPERATING COSTS/Mcfe:
Lease operating expense	$0.40	–	$0.43
General and administrative expense	0.22	–	0.24
Interest and other	0.10	–	0.14
Depreciation, depletion and amortization	1.09	–	1.11
Production taxes (% of oil and gas revenues)	8.5%	–	9.5%

        The Company's management will host a conference call today, Thursday, February 20, 2003 at 1:00 p.m. Mountain Time to review the fourth quarter and 2002 results. The dial-in number to participate in the call is 800-399-0117 (U.S.) or 706-679-3393 (International), or the call can be accessed live in a listen-only mode by following the link from the Company's website www.tombrown.com.

        Tom Brown, Inc. is a Denver, Colorado based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America. The Company's common stock is traded on the NYSE under the symbol TBI.

Contact:	Tom Brown, Inc. Mark Burford Director of Investor Relations (303) 260-5146

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on certain assumptions and analyses made by the Company in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of the Company. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, environmental risks, operating risks, risks related to exploration and development, the ability of the Company to meet its stated business goals and other risk factors as described in the Company's 2001 Annual Report and Form 10-K as filed with the Securities and Exchange Commission. As a result of those factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.

#####

TOM BROWN, INC. AND SUBSIDIARIES
Consolidated Summary Income Statement (Unaudited)
Three and Twelve Months Ended December 31, 2002 and 2001

	Three months ended December 31,		Twelve months ended December 31,
	2002	2001	2002	2001
	(in thousands, except per share amounts)
Revenues:
Gas, oil and natural gas liquids sales	$58,597	$44,332	$194,276	$274,031
Gathering and processing	6,019	4,172	20,467	23,245
Marketing and trading, net	1,941	(177)	5,276	1,891
Drilling	4,730	4,160	14,347	14,828
Gain on sale of properties	110	—	4,114	10,078
Change in derivative fair value	697	(271)	(345)	(3,224)
Cash (paid) received on derivatives	(623)	217	(2,061)	4,121
Loss on marketable security	—	—	(600)	—
Interest income and other	(260)	569	171	1,354

Total revenues	$71,211	$53,002	$235,645	$326,324
Costs and expenses:
Gas and oil production	$7,833	$7,752	$32,151	$32,060
Taxes on gas and oil production	4,792	2,914	16,621	21,020
Gathering and processing costs	2,338	653	6,918	10,855
Drilling operations	4,470	3,434	13,763	11,851
Exploration costs	7,490	9,574	22,824	34,195
Impairments of leasehold costs	1,391	1,636	5,564	5,236
General and administrative	5,236	4,164	18,413	22,742
Depreciation, depletion and amortization	22,461	21,697	91,307	74,371
Bad debts	(1,256)	60	5,222	—
Interest expense and other	3,989	2,360	9,726	8,390

Total costs and expenses	$58,744	$54,244	$222,509	$220,720
Income (loss) before income taxes and cumulative effect of change in accounting principles	$12,467	$(1,242)	$13,136	$105,604
Income tax benefit (provision):
Current	115	516	(229)	(1,200)
Deferred	(5,209)	759	(2,981)	(36,927)

Income before cumulative effect of change in accounting principles	$7,373	$33	$9,926	$67,477
Cumulative effect of change in accounting principles	—	—	(18,103)	2,026

Net income (loss)	$7,373	$33	$(8,177)	$69,503

Weighted average number of common shares outstanding:
Basic	39,285	39,085	39,217	38,943
Diluted	40,258	40,121	40,327	40,227
Income per common share before cumulative effect of change in accounting principles
Basic	$0.19	$0.00	$0.25	$1.73

Diluted	$0.18	$0.00	$0.25	$1.68

Net income (loss) per common share
Basic	$0.19	$0.00	$(0.21)	$1.78

Diluted	$0.18	$0.00	$(0.20)	$1.73

TOM BROWN, INC. AND SUBSIDIARIES
Supplemental Financial Information (Unaudited)
Three and Twelve Months Ended December 31, 2002 and 2001

	Three months ended December 31,		Twelve months ended December 31,
	2002	2001	2002	2001
	(in thousands, except per share amounts)
Discretionary Cash Flow (1):
Net income (loss)	$7,373	$33	$(8,177)	$69,503
Reconciling items:
Depreciation, depletion and amortization	22,461	21,697	91,307	74,371
Exploration costs	7,490	9,574	22,824	34,195
Impairments of leasehold costs	1,391	1,636	5,564	5,236
Deferred taxes	5,209	(759)	2,981	36,927
Gain on sale of properties	(110)	—	(4,114)	(10,078)
Current tax impact on gain on sale of properties	—	—	—	3,527
Change in derivative fair value and other	(697)	271	345	3,075
Loss on marketable security	—	—	600	—
Acceleration of stock options	—	—	—	3,897
Cumulative effect of change in accounting principles	—	—	18,103	(2,026)

Discretionary cash flow	$43,117	$32,452	$129,433	$218,627

Reconciliation to net cash provided by operating activities:
Discretionary cash flow	$43,117	$32,452	$129,433	$218,627
Exploration costs	(7,490)	(9,574)	(22,824)	(34,195)
Add back only dry hole cost	4,781	3,637	7,791	15,779
Current tax impact on gain on sale of properties	—	—	—	(3,527)
Working capital	1,846	4,356	7,162	11,216

Net cash provided by operating activities	$42,254	$30,871	$121,562	$207,900

(1)
Discretionary cash flow is presented herein because of its wide acceptance as a financial indicator of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow should not be considered as an alternative to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by generally accepted accounting principles. Discretionary cash flow should also not be considered as an indicator of the Company's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

Balance Sheet Data:	December 31, 2002	December 31, 2001
Total assets	$850,952	$844,975
Net working capital	(8,887)	11,278
Total debt	133,172	120,570
Stockholders' equity	563,618	575,228
Net debt/total book capital	20%	16%

TOM BROWN, INC. AND SUBSIDIARIES
Operational Data (Unaudited)
Three and Twelve Months Ended December 31, 2002 and 2001

	Three months ended December 31,		Twelve months ended December 31,
	2002	2001	2002	2001
Production (net of royalties)
Natural Gas (Bcf)
United States	16.1	16.2	65.8	57.1
Canada	1.5	1.5	6.4	6.7

	17.6	17.7	72.2	63.8
Oil (MBbls)
United States	140	187	623	722
Canada	60	37	220	158

	200	224	843	880
NGLs (MBbls)
United States	253	236	1,189	1,074
Canada	48	35	193	143

	301	271	1,382	1,217
Average daily production (net of royalties)
Natural Gas (Mmcf)
United States	200.8	176.1	180.2	156.6
Canada	16.6	16.1	17.5	18.3

	217.4	192.2	197.7	174.9
Oil (Bbls)
United States	1,528	2,027	1,708	1,979
Canada	650	402	601	432

	2,178	2,429	2,309	2,411
NGLs (Bbls)
United States	2,749	2,567	3,258	2,943
Canada	526	376	529	392

	3,275	2,943	3,787	3,335
Average realized price (including hedging):
Natural Gas ($/Mcf)
United States	$2.59	$2.14	$2.10	$3.73
Canada	4.15	2.39	3.04	3.49

Combined	$2.73	$2.16	$2.19	$3.71
Oil ($/Bbl)
United States	$25.39	$17.18	$23.20	$22.64
Canada	24.79	17.77	23.86	25.11

Combined	$25.22	$17.28	$23.41	$23.09
NGLs ($/Bbl)
United States	$17.50	$7.96	$11.39	$13.25
Canada	19.72	11.20	16.17	20.23

Combined	$17.86	$8.37	$12.05	$14.07

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2003	TOM BROWN, INC.
By: /s/ DANIEL G. BLANCHARD Daniel G. Blanchard Executive Vice President and Chief Financial Officer (Principal Financial Officer)
By: /s/ RICHARD L. SATRE Richard L. Satre Controller (Principal Accounting Officer)

QuickLinks

  ITEM 5. OTHER EVENTS
TOM BROWN, INC. AND SUBSIDIARIES Consolidated Summary Income Statement (Unaudited) Three and Twelve Months Ended December 31, 2002 and 2001
TOM BROWN, INC. AND SUBSIDIARIES Supplemental Financial Information (Unaudited) Three and Twelve Months Ended December 31, 2002 and 2001
TOM BROWN, INC. AND SUBSIDIARIES Operational Data (Unaudited) Three and Twelve Months Ended December 31, 2002 and 2001
SIGNATURE